UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

SolarCity Corporation

(Name of Issuer)

Common Stock, par value $.0001 per share

(Title of Class of Securities)

83416T100

(CUSIP Number)

Draper Fisher Jurvetson

2882 Sand Hill Road, Suite 150

Menlo Park, CA 94025

(650) 233-9000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 14, 2013

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Sections 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP NUMBER 83416T100	13D	Page 2 of 62 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund IX, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 7,440,718
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 7,440,718
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,440,718
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 8.95%
14.	Type of Reporting Person (see Instructions) – PN

CUSIP NUMBER 83416T100	13D	Page 3 of 62 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund IX Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 7,440,718*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 7,440,718*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,440,718*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 8.95%
14.	Type of Reporting Person (see Instructions) – PN

*	All of these shares are held directly by Draper Fisher Jurvetson Fund IX, L.P.

CUSIP NUMBER 83416T100	13D	Page 4 of 62 Pages

1.	Names of Reporting Persons DFJ Fund IX, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 7,440,718*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 7,440,718*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,440,718*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 8.95%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

*	All of these shares are held directly by Draper Fisher Jurvetson Fund IX, L.P.

CUSIP NUMBER 83416T100	13D	Page 5 of 62 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Partners IX, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 201,637
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 201,637
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 201,637
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.24%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 6 of 62 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund X, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,173,770
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,173,770
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,173,770
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.41%
14.	Type of Reporting Person (see Instructions) – PN

CUSIP NUMBER 83416T100	13D	Page 7 of 62 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Fund X Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,173,770*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,173,770*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,173,770*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.41%
14.	Type of Reporting Person (see Instructions) – PN

*	All of these shares are held directly by Draper Fisher Jurvetson Fund X, L.P.

CUSIP NUMBER 83416T100	13D	Page 8 of 62 Pages

1.	Names of Reporting Persons DFJ Fund X, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 1,173,770*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 1,173,770*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,173,770*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 1.41%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

*	All of these shares are held directly by Draper Fisher Jurvetson Fund X, L.P.

CUSIP NUMBER 83416T100	13D	Page 9 of 62 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Partners X, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 35,864
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 35,864
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 35,864
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.04%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 10 of 62 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Growth Fund 2006, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,051,859
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,051,859
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,051,859
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.08%
14.	Type of Reporting Person (see Instructions) – PN

CUSIP NUMBER 83416T100	13D	Page 11 of 62 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,051,859*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,051,859*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,051,859*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.08%
14.	Type of Reporting Person (see Instructions) – PN

*	All of these shares are held directly by Draper Fisher Jurvetson Growth Fund 2006, L.P.

CUSIP NUMBER 83416T100	13D	Page 12 of 62 Pages

1.	Names of Reporting Persons DFJ Growth Fund 2006, Ltd.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Cayman Islands
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,051,859*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,051,859*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,051,859*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.08%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

*	All of these shares are held directly by Draper Fisher Jurvetson Growth Fund 2006, L.P.

CUSIP NUMBER 83416T100	13D	Page 13 of 62 Pages

1.	Names of Reporting Persons Draper Fisher Jurvetson Partners Growth Fund 2006, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 408,429
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 408,429
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 408,429
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.49%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 14 of 62 Pages

1.	Names of Reporting Persons Draper Associates, L.P.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 177,612
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 177,612
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 177,612
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.21%
14.	Type of Reporting Person (see Instructions) – PN

CUSIP NUMBER 83416T100	13D	Page 15 of 62 Pages

1.	Names of Reporting Persons Draper Associates, Inc.
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 177,612*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 177,612*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 177,612*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.21%
14.	Type of Reporting Person (see Instructions) – CO

*	All of these shares are owned by Draper Associates, L.P.

CUSIP NUMBER 83416T100	13D	Page 16 of 62 Pages

1.	Names of Reporting Persons Draper Associates Riskmasters Fund, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – Delaware
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 160,396
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 160,396
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 160,396
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.19%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 17 of 62 Pages

1.	Names of Reporting Persons Draper Associates Riskmasters Fund III, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 61,375
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 61,375
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 61,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.07%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 18 of 62 Pages

1.	Names of Reporting Persons JABE, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 6,042
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 6,042
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,042
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.01%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 19 of 62 Pages

1.	Names of Reporting Persons The Draper Foundation
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 3,568
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 3,568
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,568
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.00%
14.	Type of Reporting Person (see Instructions) – CO

CUSIP NUMBER 83416T100	13D	Page 20 of 62 Pages

1.	Names of Reporting Persons The Timothy Draper Living Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 54,257
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 54,257
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,257
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.07%
14.	Type of Reporting Person (see Instructions) – OO (Trust)

CUSIP NUMBER 83416T100	13D	Page 21 of 62 Pages

1.	Names of Reporting Persons Timothy C. Draper
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 9,315,239*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 9,315,239*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,315,239*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 11.21%
14.	Type of Reporting Person (see Instructions) – IN

*	Of these shares, 7,440,718 shares are held directly by Draper Fisher Jurvetson Fund IX, L.P., 201,637 shares are held directly by Draper Fisher Jurvetson Partners IX, LLC, 1,173,770 shares are held directly by Draper Fisher Jurvetson Fund X, L.P., 35,864 shares are held directly by Draper Fisher Jurvetson Partners X, LLC, 61,375 shares are held directly by Draper Associates Riskmasters Fund III, LLC, 160,396 shares are held directly by Draper Associates Riskmasters Fund, LLC, 6,042 shares are held directly by JABE, LLC, 177,612 shares are held directly by Draper Associates, L.P., 3,568 shares are held directly by The Draper Foundation, and 54,257 shares are held by the Timothy Draper Living Trust.

CUSIP NUMBER 83416T100	13D	Page 22 of 62 Pages

1.	Names of Reporting Persons John H. N. Fisher
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 14,368,974*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 14,368,974*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,368,974*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 17.29%
14.	Type of Reporting Person (see Instructions) – IN

*	Of these shares, 7,440,718 are directly held by Draper Fisher Jurvetson Fund IX, L.P., 201,637 shares are held directly by Draper Fisher Jurvetson Partners IX, LLC, 1,173,770 shares are held directly by Draper Fisher Jurvetson Fund X, L.P., 35,864 shares are held directly by Draper Fisher Jurvetson Partners X, LLC, 5,051,859 shares are held directly by Draper Fisher Jurvetson Growth Fund 2006, L.P., 408,429 shares are held directly by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, 54,551 shares are held directly by the John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08, and 2,146 shares are held directly by JHNF Investment LLC.

CUSIP NUMBER 83416T100	13D	Page 23 of 62 Pages

1.	Names of Reporting Persons John Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 54,551
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 54,551
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,551
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.07%
14.	Type of Reporting Person (see Instructions) – OO (Trust)

CUSIP NUMBER 83416T100	13D	Page 24 of 62 Pages

1.	Names of Reporting Persons JHNF Investment LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,146
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,146
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,146
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0%
14.	Type of Reporting Person (see Instructions) - OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 25 of 62 Pages

1.	Names of Reporting Persons Stephen T. Jurvetson
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 8,906,197*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 8,906,197*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,906,197*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 10.71%
14.	Type of Reporting Person (see Instructions) - IN

*	Of these shares, 7,440,718 shares are held directly by Draper Fisher Jurvetson Fund IX, L.P., 201,637 shares are held directly by Draper Fisher Jurvetson Partners IX, LLC, 1,173,770 shares are held directly by Draper Fisher Jurvetson Fund X, L.P., 35,864 shares are held directly by Draper Fisher Jurvetson Partners X, LLC, and 54,208 shares are held by The Steve and Karla Jurvetson Living Trust dated 8/27/02.

CUSIP NUMBER 83416T100	13D	Page 26 of 62 Pages

1.	Names of Reporting Persons The Steve and Karla Jurvetson Living Trust dated 8/27/02
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 54,208
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 54,208
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 54,208
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.07%
14.	Type of Reporting Person (see Instructions) – OO (Trust)

CUSIP NUMBER 83416T100	13D	Page 27 of 62 Pages

1.	Names of Reporting Persons Barry M. Schuler
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 28,013*
	8.	Shared Voting Power 5,472,665**
	9.	Sole Dispositive Power 28,013*
	10.	Shared Dispositive Power 5,472,665**
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,500,678**
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.62%
14.	Type of Reporting Person (see Instructions) – IN

*	These shares are owned directly by The Meteor Group, LLC, of which Mr. Schuler is the managing member and has sole investment and voting power.
**	Includes 5,051,859 shares owned directly by Draper Fisher Jurvetson Growth Fund 2006, L.P., 408,429 shares owned directly by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC and 12,377 held by the Barry Martin Schuler and Tracy Strong Schuler 1998 Trust.

CUSIP NUMBER 83416T100	13D	Page 28 of 62 Pages

1.	Names of Reporting Persons Barry Martin Schuler and Tracy Strong Schuler 1998 Trust
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 12,377
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 12,377
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,377
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.01%
14.	Type of Reporting Person (see Instructions) – OO (Trust)

CUSIP NUMBER 83416T100	13D	Page 29 of 62 Pages

1.	Names of Reporting Persons The Meteor Group, LLC
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 28,013
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 28,013
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,013
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.03%
14.	Type of Reporting Person (see Instructions) – OO (limited liability company)

CUSIP NUMBER 83416T100	13D	Page 30 of 62 Pages

1.	Names of Reporting Persons Mark W. Bailey
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,490,158*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,490,158*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,490,158*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.60%
14.	Type of Reporting Person (see Instructions) – IN

*	Includes 5,051,859 shares owned directly by Draper Fisher Jurvetson Growth Fund 2006, L.P., 408,429 shares owned directly by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, and 29,870 shares owned directly by The Bailey Family Trust UAD 8/31/10.

CUSIP NUMBER 83416T100	13D	Page 31 of 62 Pages

1.	Names of Reporting Persons The Bailey Family Trust UAD 8/31/10
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 29,870
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 29,870
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 29,870
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.04%
14.	Type of Reporting Person (see Instructions) – OO (Trust)

CUSIP NUMBER 83416T100	13D	Page 32 of 62 Pages

1.	Names of Reporting Persons Randy Glein
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – United States of America
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 5,472,021*
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 5,472,021*
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,472,021*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 6.58%
14.	Type of Reporting Person (see Instructions) – IN

*	Includes 5,051,859 shares owned directly by Draper Fisher Jurvetson Growth Fund 2006, L.P., 408,429 shares owned directly by Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, and 11,733 shares owned directly by The Glein Family Trust UAD 4/30/13.

CUSIP NUMBER 83416T100	13D	Page 33 of 62 Pages

1.	Names of Reporting Persons The Glein Family Trust UAD 4/30/13
2.	Check the Appropriate Box if a Member of a Group (see Instructions) (a) ☐ (b) ☒
3.	SEC Use Only
4.	Source of Funds (see Instructions) WC
5.	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e). ☐
6.	Citizenship or Place of Organization – California
Number of Shares Beneficially Owned By Each Reporting Person With:	7.	Sole Voting Power 0
	8.	Shared Voting Power 11,733
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 11,733
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,733
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.01%
14.	Type of Reporting Person (see Instructions) – OO (Trust)

CUSIP NUMBER 83416T100	13D	Page 34 of 62 Pages

Item 1.	Security and Issuer

The securities to which this Schedule 13D Amendment No. 1 (this “Schedule”) relates are the common stock, par value $.0001 per share (the “Common Stock”), of SolarCity Corporation, a Delaware corporation (the “Issuer”). The address of the principal executive offices of the Issuer is 3055 Clearview Way, San Mateo, California 94402.

Item 2.	Identity and Background

(a), (c) and (f)

This Schedule is filed by:

(i)	Draper Fisher Jurvetson Fund IX, L.P., a Cayman Islands exempted limited partnership (“Fund IX”).

(ii)	Draper Fisher Jurvetson Fund IX Partners, L.P., a Cayman Islands exempted limited partnership (“Fund IX Partners”), and an affiliate of Fund IX and the general partner of Fund IX.

(iii)	DFJ Fund IX, Ltd., a Cayman Islands exempted limited liability company (“Fund IX Ltd.”) and an affiliate of Fund IX, is the general partner to Fund IX Partners. Messrs Timothy C. Draper, John H.N. Fisher and Stephen T. Jurvetson are the managing directors. Messrs. Draper, Fisher and Jurvetson exercise shared voting and investment powers over the shares held by Fund IX Ltd. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership except to the extent of any pecuniary interest therein.

(iv)	Draper Fisher Jurvetson Partners IX, LLC, a California limited liability company (“Fund IX LLC”) is a side-by-side fund of Fund IX. The managing members of Fund IX LLC are Messrs. Draper, Fisher and Jurvetson. Decisions with respect to Fund IX LLC securities are made automatically in conjunction with decisions by Fund IX. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares held by Fund IX LLC except to the extent of their pecuniary interest therein.

(v)	Draper Fisher Jurvetson Fund X, L.P., a Cayman Islands exempted limited partnership (“Fund X”).

(vi)	Draper Fisher Jurvetson Fund X Partners, L.P., a Cayman Islands exempted limited partnership (“Fund X Partners”), and an affiliate of Fund X and the general partner of Fund X.

(vii)	DFJ Fund X, Ltd., a Cayman Islands exempted limited liability company (“Fund X Ltd.”) and an affiliate of Fund X, is the general partner to Fund X Partners. Messrs Timothy C. Draper, John H.N. Fisher and Stephen T. Jurvetson are the managing directors. Messrs. Draper, Fisher and Jurvetson exercise shared voting and investment powers over the shares held by Fund X Ltd. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership except to the extent of any pecuniary interest therein.

(viii)

Draper Fisher Jurvetson Partners X, LLC, a California limited liability company (“Fund X LLC”) is a side-by-side fund of Fund X. The managing members of Fund X LLC are Messrs. Draper, Fisher and Jurvetson. Decisions with respect to Fund X LLC securities are made automatically

CUSIP NUMBER 83416T100	13D	Page 35 of 62 Pages

in conjunction with decisions by Fund X. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares held by Fund X LLC except to the extent of their pecuniary interest therein.

(ix)	Draper Fisher Jurvetson Growth Fund 2006, L.P., a Cayman Islands exempted limited partnership (“Growth Fund”).

(x)	Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P., a Cayman Islands exempted limited partnership (“Growth Fund 2006 Partners”), and an affiliate of Growth Fund and is the general partner of Growth Fund.

(xi)	DFJ Growth Fund 2006, Ltd., a Cayman Islands exempted limited liability company (“Growth Fund 2006 Ltd.”) and an affiliate of Growth Fund, is the general partner to Growth Fund 2006 Partners. Messrs. John H.N. Fisher, Mark W. Bailey, Barry M. Schuler and Randy Glein are the managing directors. Messrs. Bailey, Schuler, Fisher and Glein exercise shared voting and investment powers over the shares held by Growth Fund 2006 Ltd. Messrs. Fisher, Bailey, Schuler and Glein disclaim beneficial ownership except to the extent of any pecuniary interest therein.

(xii)	Draper Fisher Jurvetson Partners Growth Fund 2006, LLC, a California limited liability company (“Growth Fund LLC”) is a side-by-side fund of Growth Fund. The managing members of Growth Fund LLC are Messrs. Fisher, Bailey, Schuler and Glein. Decisions with respect to Growth Fund LLC securities are made automatically in conjunction with decisions by Growth Fund. Messrs. Fisher, Bailey, Schuler and Glein disclaim beneficial ownership of the shares held by Growth Fund LLC except to the extent of their pecuniary interest therein.

(xiii)	Draper Associates, L.P., a California limited partnership (“DALP.”)

(xiv)	Draper Associates, Inc., a California corporation (“Draper Associates, Inc.”) is the general partner of DALP. Mr. Draper is President and majority shareholder of Draper Associates, Inc. and has shared voting and investment power with respect to the shares held by Draper Associates, Inc. Mr. Draper disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xv)	Draper Associates Riskmasters Fund, LLC, a Delaware limited liability company (“DARF”). Mr. Draper is the manager of DARF and he disclaims beneficial ownership of the shares held by DARF except to the extent of his pecuniary interest therein.

(xvi)	Draper Associates Riskmasters Fund III, LLC, a California limited liability company (“DARFIII”). Mr. Draper is the managing member of DARF and he disclaims beneficial ownership of the shares held by DARFIII except to the extent of his pecuniary interest therein.

(xvii)	JABE, LLC, a California limited liability company (“JABE”). Mr. Draper is managing member of JABE and has shared voting and investment power with respect to the shares held by JABE. Mr. Draper disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xviii)	The Draper Foundation, is a California corporation. Mr. Draper is its President. Mr. Draper has shared voting and investment power over the shares owned by The Draper Foundation. Mr. Draper disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xix)	The Timothy Draper Living Trust, is a trust formed under the State of California (“Draper Trust”). Mr. Draper is trustee of the Draper Trust and has shared investment and voting power over the shares. Mr. Draper disclaims beneficial ownership except to the extent of his pecuniary interest therein.

CUSIP NUMBER 83416T100	13D	Page 36 of 62 Pages

(xx)	Timothy C. Draper, a United States citizen, is a managing director of Fund IX and Fund X, and a managing member of Fund IX LLC, and Fund X LLC.

(xxi)	John H.N. Fisher, a United Sates citizen, is a managing director of Fund IX, Fund X, Growth Fund and a managing member of Fund IX LLC, Fund X LLC and Growth Fund LLC.

(xxii)	John Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08 (the “Fisher Trust”), is a trust formed under the laws of the State of California. Mr. Fisher is co-trustee of the Fisher Trust and has shared investment and voting power of the shares. Mr. Fisher disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xxiii)	JHNF Investment LLC, is a California limited liability company. Mr. Fisher is the managing member. Mr. Fisher disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xxiv)	Stephen T. Jurvetson, a United States citizen, is a managing director of Fund IX and Fund X, and a managing member of Fund IX LLC and Fund X LLC.

(xxv)	The Steve and Karla Jurvetson Living Trust dated 8/27/02 (the “Jurvetson Trust”), is a trust formed under the laws of the State of California. Mr. Jurvetson is co-trustee of the Jurvetson Trust and has shared investment and voting power of the shares. Mr. Jurvetson disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xxvi)	Barry M. Schuler, a United States citizen, is a managing director of Growth Fund and managing member of Growth Fund LLC.

(xxvii)	Barry Martin Schuler and Tracy Strong Schuler 1998 Trust (the “Schuler Trust”), is a trust formed under the laws of the State of California. Mr. Schuler is co-trustee of the Schuler Trust and has shared investment and voting power of the shares. Mr. Schuler disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xxviii)	The Meteor Group, LLC, is a California limited liability company. Mr. Schuler is the managing member and has sole investment and voting power of the shares. Mr. Schuler disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(xxix)	Mark W. Bailey, a United States citizen, is a managing director of Growth Fund and a managing member of Growth Fund LLC.

(xxx)	The Bailey Family Trust UAD 8/31/10 (the “Bailey Trust”), is a trust formed under the State of California. Mr. Bailey is co-trustee of the Bailey Trust and has shared voting and investment power of the shares. Mr. Bailey disclaims beneficial ownership of the shares held by the Bailey Trust except to the extent of his pecuniary interest therein.

(xxxi)	Randy Glein, a United States citizen, is a managing director of Growth Fund and a managing member of Growth Fund LLC.

(xxxii)	The Glein Family Trust UAD 4/30/13 (the “Glein Trust”), is a trust formed under the laws of the State of California. Mr. Glein is co-trustee of the Glein Trust and has shared investment and voting power of the shares. Mr. Glein disclaims beneficial ownership except to the extent of his pecuniary interest therein.

CUSIP NUMBER 83416T100	13D	Page 37 of 62 Pages

Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons”.

(b)	The address of the principal business and principal office of each of the Reporting Persons is 2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025.

(d)-(e) During the last five years, none of the Reporting Persons have nor, to the best of their knowledge, have any of the directors, executive officers, control persons, general partners or members of such Reporting Persons (i) been convicted in any criminal proceeding or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.	Source and Amount of Funds or Other Consideration

Not applicable. See Item 4.

Item 4.	Purpose of Transaction

This Schedule is being filed to report, as of November 14, 2013, the change in ownership of the Reporting Persons as a result of t a pro-rata distribution effected by certain of the Reporting Persons without consideration.

Except as described above in this Item 4 and herein, the Reporting Persons do not currently have any specific plans or proposals that relate to or would result in any of the actions or events specified in clauses (a) through (j) of Item 4 of this Schedule. The Reporting Persons reserve the right to change plans and take any and all actions that the Reporting Persons may deem appropriate to maximize the value of their investment, including, among other things, purchasing or otherwise acquiring additional securities of the Issuer, selling or otherwise disposing of any securities of the company beneficially owned by them, in each case in the open market or in a privately negotiated transactions or formulating other plans or proposals regarding the Issuer or its securities to the extent deemed advisable by the Reporting Persons in light of their general investment policies, market conditions, subsequent developments affecting the issuer and the general business and future prospects of the issuer. The Reporting Persons may take any other action with respect to the Issuer or any of the Issuer’s debt or equity securities in any manner permitted by applicable law.

Item 5.	Interest in Securities of the Issuer

The aggregate percentage of shares of Common Stock reported owned by each Reporting Person is based upon 83,129,286 shares of Common Stock outstanding, as of November 14, 2013, which is the total number of shares of Common Stock outstanding as reported to the Reporting Persons by the Issuer in its quarterly report on Form 10-Q filed with the SEC on November 12, 2013.

Draper Fisher Jurvetson Fund IX, L.P.

(a)	Amount Beneficially owned: 7,440,718 Percent of Class: 8.95%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0

CUSIP NUMBER 83416T100	13D	Page 38 of 62 Pages

2.	shared power to vote or to direct the vote: 7,440,718
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 7,440,718
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Draper Fisher Jurvetson Fund IX Partners, L.P.

(a)	Amount Beneficially owned: 7,440,718 Percent of Class: 8.95%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 7,440,718
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 7,440,718
(c)	None
(d)	Not Applicable
(e)	Not Applicable

DFJ Fund IX, Ltd.

(a)	Amount Beneficially owned: 7,440,718 Percent of Class: 8.95%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 7,440,718
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 7,440,718
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Draper Fisher Jurvetson Partners IX, LLC

(a)	Amount Beneficially owned: 201,637 Percent of Class: 0.24%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 201,637
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 201,637
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Draper Fisher Jurvetson Fund X, L.P.

(a)	Amount Beneficially owned: 1,173,770 Percent of Class: 1.41%

CUSIP NUMBER 83416T100	13D	Page 39 of 62 Pages

(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,173,770
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,173,770
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Draper Fisher Jurvetson Fund X Partners, L.P.

(a)	Amount Beneficially owned: 1,173,770 Percent of Class: 1.41%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,173,770
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,173,770
(c)	None
(d)	Not Applicable
(e)	Not Applicable

DFJ Fund X, Ltd.

(a)	Amount Beneficially owned: 1,173,770 Percent of Class: 1.41%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 1,173,770
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 1,173,770
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Draper Fisher Jurvetson Partners X, LLC

(a)	Amount Beneficially owned: 35,864 Percent of Class: 0.04%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 35,864
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 35,864
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Draper Fisher Jurvetson Growth Fund 2006, L.P.

(a)	Amount Beneficially owned: 5,051,859 Percent of Class: 6.08%

CUSIP NUMBER 83416T100	13D	Page 40 of 62 Pages

(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 5,051,859
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 5,051,859
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.

(a)	Amount Beneficially owned: 5,051,859 Percent of Class: 6.08%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 5,051,859
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 5,051,859
(c)	None
(d)	Not Applicable
(e)	Not Applicable

DFJ Growth Fund, Ltd.

(a)	Amount Beneficially owned: 5,051,859 Percent of Class: 6.08%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 5,051,859
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 5,051,859
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Draper Fisher Jurvetson Partners Growth Fund 2006, LLC

(a)	Amount Beneficially owned: 408,429 Percent of Class: 0.49%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 408,429
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 408,429
(c)	None
(d)	Not Applicable
(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 41 of 62 Pages

Draper Associates, L.P.

(a)	Amount Beneficially owned: 177,612 Percent of Class: 0.21%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 177,612
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 177,612
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Draper Associates, Inc.

(a)	Amount Beneficially owned: 177,612 Percent of Class: 0.21%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 177,612
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 177,612
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Draper Associates Riskmasters Fund, LLC

(a)	Amount Beneficially owned: 160,396 Percent of Class: 0.19%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 160,396
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 160,396
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Draper Associates Riskmasters Fund III, LLC

(a)	Amount Beneficially owned: 61,375 Percent of Class: 0.07%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 61,375
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 61,375
(c)	None
(d)	Not Applicable
(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 42 of 62 Pages

JABE, LLC

(a)	Amount Beneficially owned: 6,042 Percent of Class: 0.01%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 6,042
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 6,042
(c)	None
(d)	Not Applicable
(e)	Not Applicable

The Draper Foundation

(a)	Amount Beneficially owned: 3,568 Percent of Class: 0.00%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 3,568
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 3,568
(c)	None
(d)	Not Applicable
(e)	Not Applicable

The Timothy Draper Living Trust

(a)	Amount Beneficially owned: 54,257 Percent of Class: 0.07%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 54,257
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 54,257
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Timothy C. Draper

(a)	Amount Beneficially owned: 9,315,239 Percent of Class: 11.21%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 9,315,239
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 9,315,239
(c)	None
(d)	Not Applicable
(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 43 of 62 Pages

John H. N. Fisher

(a)	Amount Beneficially owned: 14,368,974 Percent of Class: 17.29%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 14,368,974
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 14,368,974
(c)	None
(d)	Not Applicable
(e)	Not Applicable

John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08

(a)	Amount Beneficially owned: 54,208 Percent of Class: 0.07%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 54,208
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 54,208
(c)	None
(d)	Not Applicable
(e)	Not Applicable

JHNF Investment LLC

(a)	Amount Beneficially owned: 2,146 Percent of Class: 0.00%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 2,146
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 2,146
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Stephen T. Jurvetson

(a)	Amount Beneficially owned: 8,906,197 Percent of Class: 10.71%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 8,906,197
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 8,906,197

CUSIP NUMBER 83416T100	13D	Page 44 of 62 Pages

(c)	None
(d)	Not Applicable
(e)	Not Applicable

The Steve and Karla Jurvetson Living Trust, dated 8/27/02

(a)	Amount Beneficially owned: 54,208 Percent of Class: 0.07%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 54,208
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 54,208
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Barry M. Schuler

(a)	Amount Beneficially owned: 5,500,678 Percent of Class: 6.62%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 28,013
2.	shared power to vote or to direct the vote: 5,472,665
3.	sole power to dispose or to direct the disposition of: 28,013
4.	shared power to dispose or to direct the disposition of: 5,472,665
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Barry Martin Schuler and Tracy Strong Schuler 1998 Trust

(a)	Amount Beneficially owned: 12,377 Percent of Class: 0.01%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 12,377
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 12,377
(c)	None
(d)	Not Applicable
(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 45 of 62 Pages

The Meteor Group, LLC

(a)	Amount Beneficially owned: 28,013 Percent of Class: 0.03%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 28,013
2.	shared power to vote or to direct the vote: 0
3.	sole power to dispose or to direct the disposition of: 28,013
4.	shared power to dispose or to direct the disposition of: 0
(c)	None
(d)	Not Applicable
(e)	Not Applicable

Mark W. Bailey

(a)	Amount Beneficially owned: 5,490,158 Percent of Class: 6.60%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 5,490,158
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 5,490,158
(c)	None
(d)	Not Applicable
(e)	Not Applicable

The Bailey Family Trust UAD 8/31/10

(a)	Amount Beneficially owned: 29,870 Percent of Class: 0.04%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 29,870
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 29,870
(c)	None
(d)	Not Applicable
(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 46 of 62 Pages

Randy Glein

(a)	Amount Beneficially owned: 5,472,021 Percent of Class: 6.58%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 5,472,021
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 5,472,021
(c)	None
(d)	Not Applicable
(e)	Not Applicable

The Glein Family Trust UAD 4/30/13

(a)	Amount Beneficially owned: 11,733 Percent of Class: 0.01%
(b)	Number of shares owned to which such person has:
1.	sole power to vote or to direct the vote: 0
2.	shared power to vote or to direct the vote: 11,733
3.	sole power to dispose or to direct the disposition of: 0
4.	shared power to dispose or to direct the disposition of: 11,733
(c)	None
(d)	Not Applicable
(e)	Not Applicable

CUSIP NUMBER 83416T100	13D	Page 47 of 62 Pages

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Other than as described in this Schedule, to the knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between the Reporting Persons and any other persons with respect to any securities of the Issuer, including, but not limited to, transfer or voting of any of the securities, finder’s fees,joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7.	Material to be Filed as Exhibits

The following documents are filed as exhibits:

Exhibit Number	Description

1	Joint Filing Agreement

CUSIP NUMBER 83416T100	13D	Page 48 of 62 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 26, 2013

Draper Fisher Jurvetson Fund IX, L.P.
By: Draper Fisher Jurvetson Fund IX Partners, L.P. (general partner)
By: DFJ Fund IX, Ltd., its general partner

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson Fund IX Partners, L.P.
By: DFJ Fund IX, Ltd., its general partner

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

DFJ Fund IX, Ltd.

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson Partners IX, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

CUSIP NUMBER 83416T100	13D	Page 49 of 62 Pages

Draper Fisher Jurvetson Fund X, L.P.
By: Draper Fisher Jurvetson Fund X Partners, L.P. (general partner)
By: DFJ Fund X, Ltd., its general partner

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson Fund X Partners, L.P.
By: DFJ Fund X, Ltd., its general partner

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

DFJ Fund X, Ltd.

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson Partners X, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

CUSIP NUMBER 83416T100	13D	Page 50 of 62 Pages

Draper Fisher Jurvetson Growth Fund 2006, L.P.
By: Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P. (general partner)
By: DFJ Growth Fund 2006, Ltd., its general partner

By:	/s/ Mark W. Bailey
Name:	Mark W. Bailey
Title:	Managing Director

Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.
By: DFJ Growth Fund 2006, Ltd., its general partner

By:	/s/ Mark W. Bailey
Name:	Mark W. Bailey
Title:	Managing Director

DFJ Growth Fund 2006, Ltd.

By:	/s/ Mark W. Bailey
Name:	Mark W. Bailey
Title:	Managing Director

Draper Fisher Jurvetson Partners Growth Fund 2006, LLC

By:	/s/ Mark W. Bailey
Name:	Mark W. Bailey
Title:	Managing Member

CUSIP NUMBER 83416T100	13D	Page 51 of 62 Pages

Draper Associates, L.P.
By: Draper Associates, Inc. (its general partner)

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	President

Draper Associates, Inc.

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	President

Draper Associates Riskmasters Fund, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Manager

Draper Associates Riskmasters Fund III, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

JABE, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

CUSIP NUMBER 83416T100	13D	Page 52 of 62 Pages

The Draper Foundation

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	President

The Timothy Draper Living Trust

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Trustee

/s/ Timothy C. Draper
Timothy C. Draper

/s/ John H. N. Fisher
John H. N. Fisher

John H.N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08

By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Trustee

JHNF Investment LLC

By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Managing Member

/s/ Stephen T. Jurvetson
Stephen T. Jurvetson

CUSIP NUMBER 83416T100	13D	Page 53 of 62 Pages

The Steve and Karla Jurvetson Living Trust dated 8/27/02

By:	/s/ Stephen T. Jurvetson
Name:	Stephen T. Jurvetson
Title:	Trustee

/s/ Barry M. Schuler
Barry M. Schuler

The Barry Martin Schuler and Tracy Strong Schuler 1998 Trust

By:	/s/ Barry M. Schuler
Name:	Barry M. Schuler
Title:	Trustee

The Meteor Group, LLC

By:	/s/ Barry M. Schuler
Name:	Barry M. Schuler
Title:	Managing Member

/s/ Mark W. Bailey
Mark W. Bailey

The Bailey Family Trust UAD 8/31/10

By:	/s/ Mark W. Bailey
Name:	Mark W. Bailey
Title:	Trustee

/s/ Randy Glein
Randy Glein

CUSIP NUMBER 83416T100	13D	Page 54 of 62 Pages

The Glein Family Trust UAD 4/30/13

By:	/s/ Randy Glein
Name:	Randy Glein
Title:	Trustee

CUSIP NUMBER 83416T100	13D	Page 55 of 62 Pages

EXHIBIT INDEX

Exhibit Number	Description

1	Joint Filing Agreement

Exhibit 1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this Schedule 13D Amendment No. 1 is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended.

Dated: November 26, 2013

Dated: November 26, 2013

Draper Fisher Jurvetson Fund IX, L.P.
By: Draper Fisher Jurvetson Fund IX Partners, L.P.
(general partner)
By: DFJ Fund IX, Ltd., its general partner

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson Fund IX Partners, L.P.
By: DFJ Fund IX, Ltd., its general partner

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

DFJ Fund IX, Ltd.

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson Partners IX, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

CUSIP NUMBER 83416T100	13D	Page 57 of 62 Pages

Draper Fisher Jurvetson Fund X, L.P.
By: Draper Fisher Jurvetson Fund X Partners, L.P.
(general partner)
By: DFJ Fund X, Ltd., its general partner

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson Fund X Partners, L.P.
By: DFJ Fund X, Ltd., its general partner

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

DFJ Fund X, Ltd.

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Director

Draper Fisher Jurvetson Partners X, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

CUSIP NUMBER 83416T100	13D	Page 58 of 62 Pages

Draper Fisher Jurvetson Growth Fund 2006,
L.P.
By: Draper Fisher Jurvetson Growth Fund 2006
Partners, L.P. (general partner)
By: DFJ Growth Fund 2006, Ltd., its general
partner

By:	/s/ Mark W. Bailey
Name:	Mark W. Bailey
Title:	Managing Director

Draper Fisher Jurvetson Growth Fund 2006
Partners, L.P.
By: DFJ Growth Fund 2006, Ltd., its general
partner

By:	/s/ Mark W. Bailey
Name:	Mark W. Bailey
Title:	Managing Director

DFJ Growth Fund 2006, Ltd.

By:	/s/ Mark W. Bailey
Name:	Mark W. Bailey
Title:	Managing Director

Draper Fisher Jurvetson Partners Growth Fund
2006, LLC

By:	/s/ Mark W. Bailey
Name:	Mark W. Bailey
Title:	Managing Member

CUSIP NUMBER 83416T100	13D	Page 59 of 62 Pages

Draper Associates, L.P.
By: Draper Associates, Inc. (its general partner)

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	President

Draper Associates, Inc.

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	President

Draper Associates Riskmasters Fund, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Manager

Draper Associates Riskmasters Fund III, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

JABE, LLC

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Managing Member

CUSIP NUMBER 83416T100	13D	Page 60 of 62 Pages

The Draper Foundation

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	President

The Timothy Draper Living Trust

By:	/s/ Timothy C. Draper
Name:	Timothy C. Draper
Title:	Trustee

/s/ Timothy C. Draper
Timothy C. Draper

/s/ John H. N. Fisher
John H. N. Fisher

John H.N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08

By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Trustee

JHNF Investment LLC

By:	/s/ John H. N. Fisher
Name:	John H. N. Fisher
Title:	Managing Member

/s/ Stephen T. Jurvetson
Stephen T. Jurvetson

CUSIP NUMBER 83416T100	13D	Page 61 of 62 Pages

The Steve and Karla Jurvetson Living Trust dated 8/27/02

By:	/s/ Stephen T. Jurvetson
Name:	Stephen T. Jurvetson
Title:	Trustee

/s/ Barry M. Schuler
Barry M. Schuler

The Barry Martin Schuler and Tracy Strong Schuler 1998 Trust

By:	/s/ Barry M. Schuler
Name:	Barry M. Schuler
Title:	Trustee

The Meteor Group, LLC

By:	/s/ Barry M. Schuler
Name:	Barry M. Schuler
Title:	Managing Member

/s/ Mark W. Bailey
Mark W. Bailey

The Bailey Family Trust UAD 8/31/10

By:	/s/ Mark W. Bailey
Name:	Mark W. Bailey
Title:	Trustee

/s/ Randy Glein
Randy Glein

CUSIP NUMBER 83416T100	13D	Page 62 of 62 Pages

The Glein Family Trust UAD 4/30/13

By:	/s/ Randy Glein
Name:	Randy Glein
Title:	Trustee